EXHIBIT (a)(1)(iv)
Letter from the Dealer Manager to Brokers, Dealers, Commercial Banks, Trust
Companies and Other Nominees

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
LAFARGE NORTH AMERICA INC.
at
$75.00 Net Per Share
by
EFALAR INC.
a wholly-owned subsidiary of
LAFARGE S.A.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, MARCH 20, 2006, UNLESS THE OFFER IS EXTENDED.
February 21, 2006
To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:
      We have been engaged by Lafarge S.A., a French société anonyme (“Parent”), and Efalar Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Parent, to act as Dealer Managers in connection with Purchaser’s offer to purchase all of the outstanding shares of common stock, par value $1.00 per share (the “Common Shares”), of Lafarge North America Inc., a Maryland corporation (the “Company”), not already owned by Parent or its subsidiaries, at a price of $75.00 per Common Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 21, 2006 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with the Offer to Purchase, as amended or supplemented from time to time, collectively constitute the “Offer”).
      Concurrently with the Offer, Parent, through another of its wholly-owned subsidiaries, is offering to acquire all of the exchangeable preference shares (the “Exchangeable Preference Shares” and, such offer, the “EPS Offer”) of Lafarge Canada Inc. (“Lafarge Canada”). The Exchangeable Preference Shares are convertible into Common Shares on a 1-for-1 basis, subject to adjustment in accordance with their terms, and the per share offer price in the EPS Offer is the same as the per share price offered for the Common Shares in the Offer. That offer is subject to the conditions contained in the Offer to Purchase, and Parent will not consummate the acquisition of such Exchangeable Preference Shares unless Parent also consummates the acquisition of the Common Shares pursuant to the Offer.
      The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn a number of Common Shares which, when taken together with the Exchangeable Preference Shares validly tendered and not withdrawn pursuant to the EPS Offer, will constitute at least a majority of the outstanding Common Shares and Exchangeable Preference Shares, taken together as a single class, as of the date the Common Shares are accepted for payment pursuant to the Offer, excluding Common Shares and Exchangeable Preference Shares beneficially owned by Parent and certain other persons as set forth in the Introduction of the Offer to Purchase (the “Minimum Tender Condition”) and (ii) there being validly tendered and not withdrawn a sufficient number of Common Shares such that, upon acceptance for payment and payment for the tendered Common Shares pursuant to the Offer (and taking into account any Exchangeable Preference Shares to be accepted for payment in the EPS Offer), Parent will, directly or through wholly-owned subsidiaries, own a number of Common Shares and Exchangeable Preference Shares representing at least 90% of the issued and outstanding Common Shares and Exchangeable Preference Shares, taken together as a single class, as of the date the Common Shares are accepted for payment pursuant to the Offer. The Minimum Tender Condition is not waivable. The Offer is also subject to certain other conditions set forth in the Offer to Purchase. See “THE OFFER — Section 11. Conditions to the Offer” of the Offer to Purchase.
      Please furnish copies of the enclosed material to those of your clients for whose accounts you hold Common Shares registered in your name or in the name of your nominee.
      Enclosed herewith are the following documents:

1.	Offer to Purchase, dated February 21, 2006;

2.	Letter of Transmittal for your use in accepting the Offer and tendering Common Shares and for the information of your clients;

3.	Notice of Guaranteed Delivery to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary, or if the procedures for book-entry transfer cannot be completed on a timely basis;

4.	A printed form of a letter that may be sent to your clients for whose account you hold Common Shares in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5.	Return envelope addressed to the Depositary (as defined below); and

6.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
      Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will be deemed to have accepted for payment, and will pay for, all Common Shares validly tendered and not properly withdrawn by the Expiration Date if and when Purchaser gives written notice to Computershare Shareholder Services, Inc. (the “Depositary”) of the Purchaser’s acceptance of the tenders of such Common Shares for payment pursuant to the Offer. Payment for Common Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Common Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Common Shares pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Common Shares or Book-Entry Confirmations with respect to Common Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price for Common Shares, regardless of any extension of the Offer or any delay in payment for Shares.
      The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Common Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Common Shares in such jurisdiction. Neither Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance of Common Shares in connection therewith would not be in compliance with the laws of such jurisdiction. An envelope in which to return your instructions to us is enclosed. If you authorize tender of your Common Shares, all such Common Shares will be tendered unless otherwise indicated in such instruction form. Please forward your instructions to us as soon as possible to allow us ample time to tender Common Shares on your behalf prior to the expiration of the Offer.
      In order to tender Common Shares pursuant to the Offer, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (in the case of any book-entry transfer), and any other documents required by the Letter of Transmittal, should be sent to and timely received by the Depositary, and either certificates representing the tendered Common Shares should be delivered or such Common Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfers, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.
      Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent, the Depositary and the Dealer Managers as described in the Offer to Purchase) in connection with the solicitation of tenders of Common Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.
      Your prompt action is requested. We urge you to contact your clients as promptly as possible. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Monday, March 20, 2006, unless the Offer is extended.
      If holders of Common Shares wish to tender their Common Shares, but it is impracticable for them to deliver their certificates representing tendered Common Shares or other required documents or to complete the procedures for delivery by book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase and the Letter of Transmittal.
      Questions and requests for assistance or for additional copies of the enclosed materials may be directed to the Information Agent or the undersigned at the addresses and telephone numbers set forth below and in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at Purchaser’s expense.

Very truly yours,
J.P. Morgan Securities Inc.
BNP Paribas Securities Corp.
      NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF PARENT, PURCHASER, THE COMPANY, THE INFORMATION AGENT, THE DEALER MANAGERS, THE DEPOSITARY OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.
The Information Agent for the Offer is:
501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders Call Toll-Free:
(877) 825-8730 (English speakers)
(877) 825-8777 (French speakers)
Banks & Brokers Call Collect: (212) 750-5833
The Dealer Managers for the Offer are:

J.P. Morgan Securities Inc. 277 Park Avenue New York, NY 10172 Toll free: (800) 488-6809	BNP Paribas Securities Corp. The Equitable Tower, 787 Seventh Avenue New York, NY 10019 (212) 841-3204

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